EX-28.h.26

Nationwide Financial Services, Inc.

One Nationwide Plaza

Columbus, Ohio 43215

May 1, 2018

Nationwide Variable Insurance Trust

One Nationwide Plaza

Columbus, Ohio 43215

Re:	Administrative Services Fee Waiver

Ladies and Gentlemen:

By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, Nationwide Financial Services, Inc. (“NFS”) agrees that, with respect to the NVIT Government Money Market Fund, a series of Nationwide Variable Insurance Trust, NFS shall waive all or a portion of the Administrative Services Fee in an amount that may vary in order to ensure that each class of the NVIT Government Money Market Fund maintains each day a stable net asset value per share of $1.00, for the period from the date of this Agreement through April 30, 2019. NFS acknowledges that NFS shall not be entitled to collect on, or make a claim for, waived fees at any time in the future.

Nationwide Financial Services, Inc.

By:	/s/ Steven D. Pierce
Name: Steven D. Pierce
Title: AVP, External Funds Management

Your signature below acknowledges

acceptance of this Agreement:

Nationwide Variable Insurance Trust

By:	/s/ Allan J. Oster
Name: Allan J. Oster
Title: Assistant Secretary
Date: May 1, 2018